Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

XORTX Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value, reserved for future issuance pursuant to the Stock Option Plan	Rule 457(c) and (h)	341,874	$0.82	(2)	$280,336.68	$0.0001102	$30.89
Equity	Common Stock, no par value, reserved for issuance pursuant to outstanding options under the Stock Option Plan	Rule 457 (h)	1,097,095	$1.86	(3)	$2,040,596.70	$0.0001102	$224.87
Total Offering Amounts						$2,320,933.38		$255.76
Total Fee Offsets								$0
Net Fee Due								$255.76

1)	Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), as amended, the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Registrant’s common shares as quoted on the Nasdaq Stock Market on October 26, 2022, which was US$0.82.

3)	In the case of common shares subject to outstanding options, based on weighted average exercise price of US$1.86 of options granted under the Stock Option Plan outstanding as of October 18, 2022 (converted into US dollars based on the average exchange rate on October 26, 2022, as reported by the Bank of Canada, for the conversion of Canadian dollars into U.S. dollars of Cdn$1.00 equals US$0.7372).